**Gerber** Finance Inc.

110 East 55th Street
New York, NY 10022
Telephone 212 888-3833
Fax 212 888-1637

August 18, 2009

Via Overnight Delivery and
Via Facsimile

Mr. Al Kirschbaum
Nutrition 21, Inc. Nutrition 21, LLC and
Iceland Health, LLC
4 Manhattanville Road
Purchase, New York 10577

Dear Mr. Kirschbaum:

Reference is made to the Loan and Security Agreement dated as of June 30, 2007 (as amended, modified, restated and supplemented, collectively, the "Loan Agreement") by and between Gerber Finance Inc. ("Gerber") and Nutrition 21, Inc., Nutrition 21, LLC and Iceland Health, LLC (collectively and individually "Nutrition 21") pursuant to which Gerber has provided Nutrition 21 with certain financial accommodations. All capitalized terms used herein which are not defined shall have the meanings given to them in the Loan Agreement.

By a letter dated August 13, 2009 from Gerber to Nutrition 21 (the "Default Letter"), Gerber informed Nutrition 21 that an Event of Default occurred and was continuing under the Loan Agreement (the "Event of Default") including, without limitation, the Event of Default that had occurred as a result of the failure of Nutrition 21 to generate a positive Net Income for the fiscal quarter ending June 30, 2009.

Upon the terms and subject to the conditions set forth in this Letter, Lender hereby rescinds the Default Letter and hereby waives the Event of Default arising solely from (a) the failure of Nutrition 21 to generate a positive Net Income for the fiscal quarter ending June 30, 2009. This foregoing rescission and waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle any Borrower to any other or further waiver in any similar or other circumstances.

The rescission and waiver set forth herein, shall be effective when Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Lender in its sole discretion:

(a) The Forbearance Agreement dated as of August 18, 2009 by and among Nutrition 21 Inc., Nutrition 21, LLC and Iceland Health, LLC and Gerber Finance Inc; and

(b) A Certificate of the Secretary of each Borrower certifying as to (i) the resolutions of the board of directors of each Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation or formation and bylaws or operating agreement of each Borrower, which were certified and delivered to Lender pursuant to the Secretarial Certificate of each Borrower's secretary or assistant secretary dated June 30, 2007 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of each Borrower who have been certified to Lender, pursuant to the Secretarial Certificate of each Borrower's secretary or assistant secretary dated June 30, 2007, as being authorized to sign and to act on behalf of each Borrower, other than Paul Intlekofer, continue to be so authorized or setting forth the sample signatures of each of the officers and agents of each Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of each Borrower;

Except as otherwise provided herein, the execution of this Letter and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any Ancillary Agreement, whether or not known to Lender and whether or not existing on the date of this Amendment.

Nothing contained herein shall, nor shall any action or inaction on the part of Gerber, be deemed a waiver of any rights and remedies available to Gerber all of which are reserved and preserved by Gerber.

Very truly yours,

GERBER FINANCE INC.

By: ______________________
Jennifer Palmer
Vice President